UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

Cable One, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36863	13-3060083
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

210 E. Earll Drive, Phoenix, Arizona	85012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 364-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2015, the board of directors of Cable One, Inc. (such board, the “Board”, and Cable One, Inc., the “Company”) approved compensation arrangements for its non-employee directors (the “Compensation Program”).

The Compensation Program provides that each non-employee director is entitled to an annual retainer of $150,000 (the “Base Retainer”), plus an additional annual retainer of $15,000 for each non-employee director who serves as a committee chair or as lead independent director (the “Additional Retainer”).  Each such retainer will be provided in the form of restricted stock units (“RSUs”).  Such RSUs will generally be granted on the date of the Company’s annual shareholder meeting, and will vest on the first anniversary of the grant date, subject to the director’s continued service through such vesting date.  Settlement of such RSUs will follow vesting, unless the director has previously elected to defer such settlement until his or her separation from service from the Board.  Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a change of control of the Company.  Non-employee directors who serve as a committee chair or lead director for less than the full year, or who serve in multiple roles, will be eligible for the Additional Retainer for such partial service or additional roles on a case-by-case basis, as determined by the Board.

An initial grant of RSUs, payable in respect of 2015 service and granted on August 4, 2015, was made to the non-employee directors as follows:  for Messrs. Brian and Spoon and Mses. Bergman and Weymouth, 428 RSUs, and for Messrs. Gayner and Weitz and Ms. Kissire, 471 RSUs (representing RSUs in respect of the Base Retainer and the Additional Retainer).  Such grants were based on a fair market value of $350 per share of underlying Company common stock, and are scheduled to vest on the date of the Company’s first annual shareholders meeting on or around May 2016, subject to the service-based vesting conditions and settlement dates described above.  The RSUs were granted under the Company’s 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”), and will be subject to the terms and conditions of that plan and the applicable award agreement, a form of which was approved by the Board on August 4, 2015 (the “Director RSU Agreement”).

In connection with the approval of the Compensation Program, the Board adopted stock ownership guidelines for directors and executives.  The guidelines generally require the directors and executives to hold shares of Company common stock having a value equal to a multiple of the directors’ most recent Base Retainer and the executives’ base salary, respectively.  Under such guidelines, the applicable multiple for directors for 2015 is 0.5 and will increase to 1.5 by 2020, subject to adjustment in the discretion of the Board, and for executives, for 2015 will be 5 for the Chief Executive Officer and 2 for Presidents, Senior Vice Presidents and Vice Presidents, increasing to the following as of 2020: for the Chief Executive Officer, 5, for a President or Chief Operating Officer, 3.5, for Senior Vice Presidents, 3 and for Vice Presidents, 2.

In addition, on August 4, 2015, the compensation committee of the Board (the “Committee”) approved a grant of stock appreciation rights (“SARs”) to certain executives and other employees of the Company, to be granted on September 1, 2015.  The SARs will be granted under the 2015 Plan, will vest in four equal ratable installments beginning on the first anniversary of the grant date (generally subject to the holder’s continued employment with the Company through the applicable vesting date) and will otherwise be subject to the terms and conditions of the applicable award agreement, a form of which was approved by the Committee on August 4, 2015 (the “SARs Agreement”).

The foregoing description of the terms of the Director RSU Agreement and SARs Agreement are qualified in their entirety by reference to the full text of the Director RSU Agreement and SARs Agreement, respectively, which are each attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

10.1	Form of Director Restricted Stock Unit Agreement.
10.2	Form of Stock Appreciation Right Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cable One, Inc.

By:	/s/ Alan H. Silverman
Name: Alan H. Silverman
Title: Senior Vice President-General Counsel

Date: August 10, 2015

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Director Restricted Stock Unit Agreement.
10.2	Form of Stock Appreciation Right Agreement.